                           OAKWOOD VILLAGE ON LAKE NAN
                            4755 NORTH GOLDENROD ROAD
                              WINTER PARK, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 28,2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 9, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  OAKWOOD VILLAGE ON LAKE NAN
     4755 NORTH GOLDENROD ROAD
     WINTER PARK, ORANGE COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 278 units with a total of 225,069 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 10 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 93% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                               ($10,900,000)

                                           Respectfully submitted,
                                           AMERICAN APPRAISAL ASSOCIATES, INC.

                                           -s- Alice MacQueen
                                           -------------------------------------
July 9, 2003                               Alice MacQueen
#053272                                    Vice President, Real Estate Group
                                           Florida Certified General Real Estate
                                             Appraiser #RZ0002202

Assisted By:
Michael L. Kersten

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary...............................................         4
Introduction....................................................         9
Area Analysis...................................................        11
Market Analysis.................................................        14
Site Analysis...................................................        16
Improvement Analysis............................................        16
Highest and Best Use............................................        17

                                    VALUATION

Valuation Procedure.............................................        18
Sales Comparison Approach.......................................        20
Income Capitalization Approach..................................        26
Reconciliation and Conclusion...................................        37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                                    Oakwood Village on Lake Nan
LOCATION:                                         4755 North Goldenrod Road
                                                  Winter Park, Florida

INTENDED USE OF ASSIGNMENT:                       Court Settlement
PURPOSE OF APPRAISAL:                             "As Is" Market Value of the
INTEREST APPRAISED:                               Fee Simple Estate Fee simple
                                                  estate

DATE OF VALUE:                                    May 28, 2003
DATE OF REPORT:                                   July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
  Size:                                           10 acres, or 435,600 square
  Assessor Parcel No.:                            feet 02-22-30-0000-00-023
  Floodplain:                                     Community Panel No.
                                                  12095C0260E (December 6, 2000)
                                                  Flood Zone X, an area outside
  Zoning:                                         the floodplain. R-3 (Medium
                                                  Density Multiple-Family
                                                  Residential District)

BUILDING:
  No. of Units:                                   278 Units
  Total NRA:                                      225,069 Square Feet
  Average Unit Size:                              810 Square Feet
  Apartment Density:                              27.8 units per acre
  Year Built:                                     1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                             Square         Market Rent           Monthly               Annual
Unit Type                     Feet      Per Unit   Per SF          Income               Income
------------------------------------------------------------------------------------------------
Studio - Mariner               500        $550     $1.10          $ 15,950            $  191,400
Efficiency - Yacht             533        $575     $1.08          $ 16,675            $  200,100
1Br/1Ba - Regatta              721        $625     $0.87          $ 58,125            $  697,500
2Br/1Ba - Schooner             912        $695     $0.76          $ 45,870            $  550,440
2Br/2Ba - Lakeshore            967        $730     $0.75          $ 15,330            $  183,960
3Br/2Ba - Dockside           1,189        $825     $0.69          $ 33,000            $  396,000
                                                   ---------------------------------------------
                                                   Total          $184,950            $2,219,400
                                                   =============================================

OCCUPANCY:                                         93%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              20 Years
REMAINING ECONOMIC LIFE:                    25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                                                SUBJECT PHOTOGRAPHS

    EXTERIOR                          EXTERIOR - TYPICAL APARTMENT BUILDINGS

   [PICTURE]                                         [PICTURE]

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                NEIGHBORHOOD

                                   [MAP]

HIGHEST AND BEST USE:
    As Vacant:                 Hold for future multi-family development
    As Improved:               Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                        Amount             $/Unit
                                                        ------             ------
DIRECT CAPITALIZATION

Potential Rental Income                           $2,219,400             $7,983
Effective Gross Income                            $2,183,998             $7,856
Operating Expenses                                $979,340               $3,523              44.8% of EGI
Net Operating Income:                             $1,135,158             $4,083

Capitalization Rate                               10.50%
DIRECT CAPITALIZATION VALUE                       $10,600,000 *          $38,129 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                    10 years
2002 Economic Vacancy                             11%
Stabilized Vacancy & Collection Loss:             10%
Lease-up / Stabilization Period                   N/A
Terminal Capitalization Rate                      11.50%
Discount Rate                                     13.00%
Selling Costs                                     2.00%
Growth Rates:
  Income                                          3.00%
  Expenses:                                       3.00%
DISCOUNTED CASH FLOW VALUE                        $10,900,000 *          $39,209 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE            $10,900,000            $39,209 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)              $38,125 to $62,500
  Range of Sales $/Unit (Adjusted)                $37,500 to $43,844
VALUE INDICATION - PRICE PER UNIT                 $11,200,000 *          $40,288 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales              5.27 to 7.05
  Selected EGIM for Subject                       5.25
  Subject's Projected EGI                         $2,183,998
EGIM ANALYSIS CONCLUSION                          $11,300,000 *          $40,647 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                  $10,900,000 *          $39,209 / UNIT

RECONCILED SALES COMPARISON VALUE                 $11,200,000            $40,288 / UNIT

------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                  $ 11,200,000
  NOI Per Unit                                    $ 10,900,000
  EGIM Multiplier                                 $ 11,300,000
INDICATED VALUE BY SALES COMPARISON               $ 11,200,000           $40,288 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                   $ 10,600,000
  Discounted Cash Flow Method:                    $ 10,900,000
INDICATED VALUE BY THE INCOME APPROACH            $ 10,900,000           $39,209 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:              $ 10,900,000           $39,209 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 4755 North Goldenrod Road, Winter Park, Orange County, Florida. Winter Park identifies it as 02-22-30-0000-00-023.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Michael L. Kersten on May 28, 2003. Alice MacQueen has not made a personal inspection of the subject property. Michael L. Kersten assisted Alice MacQueen with the research, valuation analysis and writing the report. Alice MacQueen reviewed the report and concurs with the value. Alice MacQueen and Michael L. Kersten have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

     MARKETING PERIOD:              6 to 12 months
     EXPOSURE PERIOD:               6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in NPI 5. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Winter Park, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Hall Road
West  - Semoran Boulevard
South - University Boulevard
North - Aloma Avenue

MAJOR EMPLOYERS

Major employers in the subject's area include Walt Disney Company (55,000), Florida Hospital (12,808), Universal Orlando (12,000), Orlando Regional Healthcare (12,000), Lockheed Martin (5,053), Central Florida Investments (5,000), University of Central Florida (4,808), Darden Restaurants (4,675), Sprint (4,295), and SeaWorld (4,000). The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                  AREA
                              --------------------------------------------
       CATEGORY               1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS         MSA
-----------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  9,470          85,454         220,099       1,721,904
5-Year Population                   9,764          90,504         237,596       1,921,950
% Change CY-5Y                        3.1%            5.9%            7.9%           11.6%
Annual Change CY-5Y                   0.6%            1.2%            1.6%            2.3%

HOUSEHOLDS
Current Households                  4,174          35,435          87,686         655,258
5-Year Projected Households         4,379          37,992          95,152         731,362
% Change CY - 5Y                      4.9%            7.2%            8.5%           11.6%
Annual Change CY-5Y                   1.0%            1.4%            1.7%            2.3%

INCOME TRENDS
Median Household Income        $   39,090      $   41,148      $   43,936      $   40,114
Per Capita Income              $   21,065      $   22,795      $   24,455      $   21,799
Average Household Income       $   50,365      $   54,766      $   61,472      $   57,283

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                  AREA
                              --------------------------------------------
       CATEGORY               1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS         MSA
-----------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting           47.98%          42.79%          36.33%          30.55%
5-Year Projected % Renting        48.46%          42.86%          36.46%          30.11%

% of Households Owning            43.42%          50.53%          57.45%          60.90%
5-Year Projected % Owning         43.25%          50.72%          57.65%          61.87%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Goldenrod Park
South - Single-family residences
East  - Lake Nan
West  - Goldenrod Road, across which is Perch Lake

CONCLUSIONS

The subject is well located within the city of Winter Park. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Winter Park in Orange County. The overall pace of development in the subject's market is more or less stable. New construction in the immediate area has been limited to several smaller retail projects. None of the apartment complexes in the area appear to be newer than 10 to 15 years old. With the exception of several 4 to 8-unit condominium complexes, there appears to have been no recent multi-family residential construction occurring in the subject neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period     Region    Submarket
------------------------------
1Q03        9.3%       5.9%
4Q02        8.9%       4.8%
2002        7.6%       4.2%

3Q02        N/A        4.8%
2Q02        N/A        5.0%
1Q02        N/A        6.1%
4Q01                   3.6%
3Q01        N/A        3.4%
2Q01        N/A        2.9%

Source: REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. As illustrated above, vacancy rates for region and submarket are increasing.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period     Region    % Change   Submarket       % Change
--------------------------------------------------------
2Q01       N/A         -           $666            -
3Q01       N/A        N/A          $681           2.3%
4Q01       N/A        N/A          $669          -1.8%
1Q02       N/A        N/A          $668          -0.1%
2Q02       N/A        N/A          $667          -0.1%
3Q02       N/A        N/A          $665          -0.3%
4Q02       N/A        N/A          $665           0.0%
1Q03       N/A        N/A          $661          -0.6%

Source: REIS

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

 No.                Property Name            Units    Ocpy.    Year Built           Proximity to subject
-----------------------------------------------------------------------------------------------------------------
R-1         Waterside                         346      85%      1973           1/4 mile northeast of the subject
R-2         Tealewood Parke                   108      87%      1986           Across Goldenrod Road from subject
R-3         Emerald Bay at Winter Park        432      89%      1972           0.5 mile northwest of the subject
R-4         Cranes Landing                    252      94%      1990           0.5 mile south of the subject
R-5         Sun Key                           592      94%      1986           0.5 mile northeast of the subject
Subject     Oakwood Village on Lake Nan       278      93%      1973

There appears to be a dearth of three bedroom units. Many complexes are offering concessions on one- bedroom units.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                     10 acres, or 435,600 square feet
Shape                         Generally rectangular
Topography                    Slightly slope
Utilities                     All necessary utilities are available to the site.
Soil Conditions               Stable
Easements Affecting Site      None other than typical utility easements
Overall Site Appeal           Good
Flood Zone:
  Community Panel             12095C0260E, dated December 6, 2000
  Flood Zone                  Zone X
Zoning                        R-3, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                    ASSESSED VALUE - 2003
                             ---------------------------------      TAX RATE /     PROPERTY
   PARCEL NUMBER             LAND        BUILDING        TOTAL       MILL RATE      TAXES
-------------------------------------------------------------------------------------------
02-22-30-0000-00-023      $1,946,000    $4,868,404     $6,814,404     0.01865      $127,093

IMPROVEMENT ANALYSIS
Year Built                    1973
Number of Units               278
Net Rentable Area             225,069 Square Feet
Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Stucco wall
  Roof                        Composition shingle over a wood truss structure
Project Amenities             Amenities at the subject include a
                              swimming pool, tennis court, gym room, car wash,
                              barbeque equipment, laundry room, business office,
                              picnic area, clubhouse, boat ramp, boat parking,
                              and parking area.
Unit Amenities                Individual unit amenities include a
                              balcony, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

Unit Mix:

                                                 Unit Area
    Unit Type              Number of Units       (Sq. Ft.)
----------------------------------------------------------
Studio - Mariner                 29                 500
Efficiency - Yacht               29                 533
1Br/1Ba - Regatta                93                 721
2Br/1Ba - Schooner               66                 912
2Br/2Ba - Lakeshore              21                 967
3Br/2Ba - Dockside               40               1,189

Overall Condition          Average
Effective Age              20 years
Economic Life              45 years
Remaining Economic Life    25 years
Deferred Maintenance       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 278-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

SUMMARY OF COMPARABLE SALES - IMPROVED

                                                                           COMPARABLE                     COMPARABLE
          DESCRIPTION                         SUBJECT                         I - 1                          I - 2
------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Oakwood Village on Lake Nan   Courtyard at Winter Park       La Aloma Apartments
LOCATION:
  Address                          4755 North Goldenrod Road     1695 Lee Road                  3040 Aloma Avenue
  City, State                      Winter Park, Florida          Winter Park, Florida           Winter Park, Florida
  County                           Orange                        Orange                         Orange
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           225,069                       143,360                        176,800
  Year Built                       1973                          1966                           1967
  Number of Units                  278                           160                            164
  Unit Mix:                               Type           Total    Type                  Total    Type                 Total
                                   Studio - Mariner       29     1Br/1Ba                 40     1Br/1Ba                N/A
                                   Efficiency - Yacht     29     2Br/2Ba                 80     2Br/2Ba                N/A
                                   1Br/1Ba - Regatta      93     3Br/2Ba                 40     3Br/2Ba                N/A
                                   2Br/1Ba - Schooner     66
                                   2Br/2Ba - Lakeshore    21
                                   3Br/2Ba - Dockside     40
  Average Unit Size (SF)           810                           896                            1,078
  Land Area (Acre)                 10.0000                       9.5528                         9.1000
  Density (Units/Acre)             27.8                          16.7                           18.0
  Parking Ratio (Spaces/Unit)      1.48                          1.33                           1.77
  Parking Type (Gr., Cov., etc.)   Garage, Open Covered          Open                           Open
CONDITION:                         Good                          Average                        Average
APPEAL:                            Average                       Average                        Fair
AMENITIES:
  Pool/Spa                         Yes/No                        Yes/No                         Yes/No
  Gym Room                         Yes                           Yes                            Yes
  Laundry Room                     Yes                           Yes                            No
  Secured Parking                  No                            No                             No
  Sport Courts                     No                            No                             Yes
  Washer/Dryer Connection          Yes                           No                             No
OCCUPANCY:                         93%                           90%                            85%
TRANSACTION DATA:
  Sale Date                                                      May, 2001                      September, 2002
  Sale Price ($)                                                 $6,100,000                     $6,750,000
  Grantor                                                        Miles-Courtyard-WP, LLC        Veard-Winter Park, Ltd.

  Grantee                                                        PRG/Winter Park, LP            Florida Investment Properties,
                                                                                                LLC
  Sale Documentation                                             Book 6258, Page 4812           Book 6629, Page 8177
  Verification                                                   Comps, Inc.                    Comps, Inc.
  Telephone Number
 ESTIMATED PRO-FORMA:                                              Total $    $/Unit    $/SF      Total $    $/Unit    $/SF
  Potential Gross Income                                         $1,286,400   $8,040    $8.97   $1,385,280   $8,447    $7.84
  Vacancy/Credit Loss                                            $  128,640   $  804    $0.90   $  207,792   $1,267    $1.18
  Effective Gross Income                                         $1,157,760   $7,236    $8.08   $1,177,488   $7,180    $6.66
  Operating Expenses                                             $  500,000   $3,125    $3.49   $  533,600   $3,254    $3.02
  Net Operating Income                                           $  657,760   $4,111    $4.59   $  643,888   $3,926    $3.64
NOTES:                                                           This project is now            Since, the sale, occupancy
                                                                 known as Legacy of             has risen to 96%.
                                                                 Winter Park.
  PRICE PER UNIT                                                              $38,125                       $41,159
  PRICE PER SQUARE FOOT                                                       $ 42.55                       $ 38.18
  EXPENSE RATIO                                                                  43.2%                         45.3%
  EGIM                                                                           5.27                          5.73
  OVERALL CAP RATE                                                              10.78%                         9.54%
  Cap Rate based on Pro Forma or Actual Income?                               ACTUAL                         ACTUAL

                                            COMPARABLE                      COMPARABLE                      COMPARABLE
          DESCRIPTION                          I - 3                           I - 4                           I - 5
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                    The Glen at Winter Park        Kingston Village                The Ashley of Spring Valley
LOCATION:
  Address                          3651 North Goldenrod           940 Douglas Avenue              693 South Wymore Road
  City, State                      Winter Park, Florida           Altamonte Springs, FL           Altamonte Springs, FL
  County                           Orange                         Seminole                        Seminole
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           98,447                         129,468                         280,000
  Year Built                       1990                           1982                            1974
  Number of Units                  104                            120                             260
  Unit Mix:                             Type             Total    Type                   Total          Type             Total
                                   2Br/2Ba                104     1Br/1Ba                 36      1Br/1Ba                 N/A
                                                                  2Br/2Ba                 72      2Br/2Ba                 N/A
                                                                  2Br/2Ba Twn             12      3Br/2Ba                 N/A
  Average Unit Size (SF)           947                            1,079                           1,077
  Land Area (Acre)                 4.9959                         15.0000                         15.8713
  Density (Units/Acre)             20.8                           8.0                             16.4
  Parking Ratio (Spaces/Unit)      1.91                           2.00                            4.80
  Parking Type (Gr., Cov., etc.)   Open                           Garage, Open                    Open
CONDITION:                         Good                           Good                            Good
APPEAL:                            Average                        Good                            Good
AMENITIES:
  Pool/Spa                         Yes/No                         Yes/Yes                         Yes/Yes
  Gym Room                         Yes                            Yes                             Yes
  Laundry Room                     Yes                            Yes                             No
  Secured Parking                  No                             Yes                             Yes
  Sport Courts                     No                             Yes                             Yes
  Washer/Dryer Connection          Yes                            Yes                             Yes
OCCUPANCY:                         95%                            90%                             92%
TRANSACTION DATA:
  Sale Date                        July, 2001                     October, 2001                   August, 2001
  Sale Price ($)                   $5,000,000                     $7,500,000                      $11,180,000
  Grantor                          Glen of Winter Park            Archstone Communities
                                   Partnership
  Grantee                          Dr. Eric H. Coe                Kingston Village, LLC           Altamonte Ashley, LLC
  Sale Documentation               Book 6321, Page 1129           Book 4198, Page 0924            Book 4160, Page 0027
  Verification                     Comps, Inc.                    Comps, Inc. & Seminole          Seminole County Prop.
  Telephone Number                                                County Property Appr            Tax Appraiser's Off
ESTIMATED PRO-FORMA:               Total $     $/Unit     $/SF      Total $    $/Unit     $/SF      Total $    $/Unit     $/SF
  Potential Gross Income           $892,320    $8,580     $9.06   $1,181,520   $9,846     $9.13   $2,100,000   $8,077     $7.50
  Vacancy/Credit Loss              $ 44,616    $  429     $0.45   $  118,152   $  985     $0.91   $  105,000   $  404     $0.38
  Effective Gross Income           $847,704    $8,151     $8.61   $1,063,368   $8,861     $8.21   $1,995,000   $7,673     $7.13
  Operating Expenses               $312,000    $3,000     $3.17   $  360,000   $3,000     $2.78   $  900,000   $3,462     $3.21
  Net Operating Income             $535,704    $5,151     $5.44   $  703,368   $5,861     $5.43   $1,095,000   $4,212     $3.91
NOTES:                             This projects comprises        None                            None
                                   all 2-bedroom units.
  PRICE PER UNIT                               $48,077                         $62,500                         $43,000
  PRICE PER SQUARE FOOT                        $ 50.79                         $ 57.93                         $ 39.93
  EXPENSE RATIO                                   36.8%                           33.9%                           45.1%
  EGIM                                            5.90                            7.05                            5.60
  OVERALL CAP RATE                               10.71%                           9.38%                           9.79%
  Cap Rate based on Pro Forma or Actual Income?  ACTUAL                         ACTUAL                          PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                 IMPROVED SALES

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $38,125 to $62,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $37,500 to $43,844 per unit with a mean or average adjusted price of $40,825 per unit. The median adjusted price is $40,865 per unit. Based on the following analysis, we have concluded to a value of $41,000 per unit, which results in an "as is" value of $11,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

SALES ADJUSTMENT GRID

                                                                          COMPARABLE                 COMPARABLE
            DESCRIPTION                        SUBJECT                       I - 1                      I - 2
---------------------------------------------------------------------------------------------------------------------
  Property Name                      Oakwood Village on Lake Nan  Courtyard at Winter Park   La Aloma Apartments
  Address                            4755 North Goldenrod Road    1695 Lee Road              3040 Aloma Avenue
  City                               Winter Park, Florida         Winter Park, Florida       Winter Park, Florida
  Sale Date                                                       May, 2001                  September, 2002
  Sale Price ($)                                                  $6,100,000                 $6,750,000
  Net Rentable Area (SF)             225,069                      143,360                    176,800
  Number of Units                    278                          160                        164
  Price Per Unit                                                  $38,125                    $41,159
  Year Built                         1973                         1966                       1967
  Land Area (Acre)                   10.0000                      9.5528                     9.1000
VALUE ADJUSTMENTS                        DESCRIPTION                  DESCRIPTION      ADJ.       DESCRIPTION    ADJ.
  Property Rights Conveyed           Fee Simple Estate            Fee Simple Estate     0%   Fee Simple Estate    0%
  Financing                                                       Cash To Seller        0%   Cash To Seller       0%
  Conditions of Sale                                              Arm's Length          0%   Arm's Length         0%
  Date of Sale (Time)                                             05-2001               0%   09-2002              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                          $38,125         $41,159
  Location                                                        Comparable            0%   Comparable           0%
  Number of Units                    278                          160                   5%   164                  5%
  Quality / Appeal                   Good                         Comparable            0%   Superior            -5%
  Age / Condition                    1973                         1966 / Average       10%   1967 / Average      10%
  Occupancy at Sale                  93%                          90%                 -10%   85%                -10%
  Amenities                          Good                         Inferior             10%   Inferior            10%
  Average Unit Size (SF)             810                          896                   0%   1,078               -5%
PHYSICAL ADJUSTMENT                                                                    15%                        5%
FINAL ADJUSTED VALUE ($/UNIT)                                               $43,844                 $43,216

                                             COMPARABLE                COMPARABLE                COMPARABLE
            DESCRIPTION                         I - 3                     I - 4                     I - 5
--------------------------------------------------------------------------------------------------------------------
  Property Name                      The Glen at Winter Park   Kingston Village          The Ashley of Spring Valley
  Address                            3651 North Goldenrod      940 Douglas Avenue        693 South Wymore Road
  City                               Winter Park, Florida      Altamonte Springs, FL     Altamonte Springs, FL
  Sale Date                          July, 2001                October, 2001             August, 2001
  Sale Price ($)                     $5,000,000                $7,500,000                $11,180,000
  Net Rentable Area (SF)             98,447                    129,468                   280,000
  Number of Units                    104                       120                       260
  Price Per Unit                     $48,077                   $62,500                   $43,000
  Year Built                         1990                      1982                      1974
  Land Area (Acre)                   4.9959                    15.0000                   15.8713
VALUE ADJUSTMENTS                         DESCRIPTION    ADJ.        DESCRIPTION   ADJ.        DESCRIPTION    ADJ.
  Property Rights Conveyed           Fee Simple Estate    0%   Fee Simple Estate    0%   Fee Simple Estate     0%
  Financing                          Cash To Seller       0%   Cash To Seller       0%   Cash To Seller        0%
  Conditions of Sale                 Arm's Length         0%   Arm's Length         0%   Arm's Length          0%
  Date of Sale (Time)                07-2001              0%   10-2001              0%   08-2001               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)  $48,077                   $62,500                   $43,000
  Location                           Comparable           0%   Superior           -10%   Superior            -10%
  Number of Units                    104                  5%   120                  5%   260                   0%
  Quality / Appeal                   Comparable           0%   Comparable           0%   Inferior              5%
  Age / Condition                    1990 / Good        -20%   1982 / Good        -20%   1974 / Good           0%
  Occupancy at Sale                  95%                -10%   90%                -10%   92%                 -10%
  Amenities                          Inferior            10%   Comparable           0%   Inferior             10%
  Average Unit Size (SF)             947                  0%   1,079               -5%   1,077                -5%
PHYSICAL ADJUSTMENT                                     -15%                      -40%                       -10%
FINAL ADJUSTED VALUE ($/UNIT)               $40,865                    $37,500                   $38,700

SUMMARY

VALUE RANGE (PER UNIT)              $37,500      TO         $    43,844
MEAN (PER UNIT)                     $40,825
MEDIAN (PER UNIT)                   $40,865
VALUE CONCLUSION (PER UNIT)         $41,000

VALUE OF IMPROVEMENT & MAIN SITE                            $11,398,000
  PV OF CONCESSIONS                                        -$   209,000
VALUE INDICATED BY SALES COMPARISON APPROACH                $11,189,000
ROUNDED                                                     $11,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                            NOI PER UNIT COMPARISON

                          SALE PRICE
COMPARABLE      NO. OF    ----------                  NOI/         SUBJECT NOI     ADJUSTMENT      INDICATED
   NO.          UNITS     PRICE/UNIT       OAR      NOI/UNIT     SUBJ.  NOI/UNIT     FACTOR        VALUE/UNIT
------------------------------------------------------------------------------------------------------------
   I-1           160     $  6,100,000     10.78%   $  657,760      $ 1,135,158        0.993        $   37,868
                         $     38,125              $    4,111      $     4,083
   I-2           164     $  6,750,000      9.54%   $  643,888      $ 1,135,158        1.040        $   42,806
                         $     41,159              $    3,926      $     4,083
   I-3           104     $  5,000,000     10.71%   $  535,704      $ 1,135,158        0.793        $   38,112
                         $     48,077              $    5,151      $     4,083
   I-4           120     $  7,500,000      9.38%   $  703,368      $ 1,135,158        0.697        $   43,540
                         $     62,500              $    5,861      $     4,083
   I-5           260     $ 11,180,000      9.79%   $1,095,000      $ 1,135,158        0.970        $   41,691
                         $     43,000              $    4,212      $     4,083

                                   PRICE/UNIT

  Low            High       Average         Median
$37,868        $43,540      $40,803        $ 41,691

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                       $    40,000
Number of Units                                        278
Value                                          $11,120,000
  PV of Concessions                           -$   209,000
                                              ------------
Value Based on NOI Analysis                    $10,911,000
                                Rounded        $10,900,000

The adjusted sales indicate a range of value between $37,868 and $43,540 per unit, with an average of $40,803 per unit. Based on the subject's competitive position within the improved sales, a value of $40,000 per unit is estimated. This indicates an "as is" market value of $10,900,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                        EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

COMPARABLE      NO. OF    SALE PRICE       EFFECTIVE       OPERATING                 SUBJECT
   NO.          UNITS     PRICE/UNIT      GROSS INCOME      EXPENSE        OER     PROJECTED OER      EGIM
----------------------------------------------------------------------------------------------------------
   I-1           160     $  6,100,000      $1,157,760      $ 500,000      43.19%                      5.27
                         $     38,125
   I-2           164     $  6,750,000      $1,177,488      $ 533,600      45.32%                      5.73
                         $     41,159
   I-3           104     $  5,000,000      $  847,704      $ 312,000      36.81%   44.84%             5.90
                         $     48,077
   I-4           120     $  7,500,000      $1,063,368      $ 360,000      33.85%                      7.05
                         $     62,500
   I-5           260     $ 11,180,000      $1,995,000      $ 900,000      45.11%                      5.60
                         $     43,000

                                      EGIM

Low        High       Average       Median
---        ----       -------       ------
5.27       7.05        5.91          5.73

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                        5.25
Subject EGI                                   $ 2,183,998

Value                                         $11,465,990
  PV of Concessions                          -$   209,000
                                             ------------
Value Based on EGIM Analysis                  $11,256,990
                                Rounded       $11,300,000

               Value Per Unit                 $    40,647

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 44.84% before reserves. The comparable sales indicate a range of expense ratios from 33.85% to 45.32%, while their EGIMs range from 5.27 to 7.05. Overall, we conclude to an EGIM of 5.25, which results in an "as is" value estimate in the EGIM Analysis of $11,300,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $11,200,000.

Price Per Unit                      $11,200,000
NOI Per Unit                        $10,900,000
EGIM Analysis                       $11,300,000

Sales Comparison Conclusion         $11,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                               Average
                            Unit Area   -------------------
    Unit Type               (Sq. Ft.)   Per Unit     Per SF     %Occupied
-------------------------------------------------------------------------
Studio - Mariner               500        $550        $1.10       100.0%
Efficiency - Yacht             533        $569        $1.07        93.1%
1Br/1Ba - Regatta              721        $618        $0.86        90.3%
2Br/1Ba - Schooner             912        $696        $0.76        98.5%
2Br/2Ba - Lakeshore            967        $830        $0.86        85.7%
3Br/2Ba - Dockside            1189        $859        $0.72        87.2%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                  RENT ANALYSIS

                                                                                         COMPARABLE RENTS
                                                                   ----------------------------------------------------------
                                                                       R-1          R-2          R-3         R-4       R-5
                                                                   ----------------------------------------------------------
                                                                                               Emerald
                                                                                 Talewood       Bay at     Cranes
                                                                   Waterside       Parke     Winter Park  Landing    Sun Key
                                                                   ----------------------------------------------------------
                                                                                       COMPARISON TO SUBJECT
                                               SUBJECT   SUBJECT   ----------------------------------------------------------
                           SUBJECT UNIT        ACTUAL    ASKING    Slightly      Slightly      Slightly              Slightly
    DESCRIPTION               TYPE              RENT      RENT     Inferior      Superior      Inferior   Superior   Inferior
-----------------------------------------------------------------------------------------------------------------------------
Monthly Rent               STUDIO - MARINER    $   550   $   823
Unit Area (SF)                                     500       500
Monthly Rent Per Sq. Ft.                       $  1.10   $  1.65

Monthly Rent               EFFICIENCY -        $   569   $   838   $     605                                          $  640
Unit Area (SF)             YACHT                   533       533         700                                             600
Monthly Rent Per Sq. Ft.                       $  1.07   $  1.57   $    0.86                                          $ 1.07

Monthly Rent               1BR/1BA -           $   618   $   885   $     620                   $   665     $  659     $  695
Unit Area (SF)             REGATTA                 721       721         700                       765        727        750
Monthly Rent Per Sq. Ft.                       $  0.86   $  1.23   $    0.89                   $  0.87     $ 0.91     $ 0.93

Monthly Rent               2BR/1BA -           $   696   $ 1,108   $     695     $    740                  $  805
Unit Area (SF)             SCHOONER                912       912         925          910                   1,012
Monthly Rent Per Sq. Ft.                       $  0.76   $  1.21   $    0.75     $   0.81                  $ 0.80

Monthly Rent               2BR/2BA -           $   830   $ 1,110   $     750     $    775      $   890                $  770
Unit Area (SF)             LAKESHORE               967       967       1,040          958          881                   900
Monthly Rent Per Sq. Ft.                       $  0.86   $  1.15   $    0.72     $   0.81      $  1.01                $ 0.86

Monthly Rent               3BR/2BA -           $   859   $ 1,180                               $   745     $  940     $  835
Unit Area (SF)             DOCKSIDE              1,189     1,189                                   944      1,200      1,030
Monthly Rent Per Sq. Ft.                       $  0.72   $  0.99                               $  0.79     $ 0.78     $ 0.81

    DESCRIPTION              MIN       MAX     MEDIAN    AVERAGE
----------------------------------------------------------------
Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent               $   605   $  640    $   623   $   623
Unit Area (SF)                 600      700        650       650
Monthly Rent Per Sq. Ft.   $  0.86   $ 1.07    $  0.97   $  0.97

Monthly Rent               $   620   $  695    $   662   $   660
Unit Area (SF)                 700      765        739       736
Monthly Rent Per Sq. Ft.   $  0.87   $ 0.93    $  0.90   $  0.90

Monthly Rent               $   695   $  805    $   740   $   747
Unit Area (SF)                 910    1,012        925       949
Monthly Rent Per Sq. Ft.   $  0.75   $ 0.81    $  0.80   $  0.79

Monthly Rent               $   750   $  890    $   773   $   796
Unit Area (SF)                 881    1,040        929       945
Monthly Rent Per Sq. Ft.   $  0.72   $ 1.01    $  0.83   $  0.85

Monthly Rent               $   745   $  940    $   835   $   840
Unit Area (SF)                 944    1,200      1,030     1,058
Monthly Rent Per Sq. Ft.   $  0.78   $ 0.81    $  0.79   $  0.79

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                             Market Rent
                                           Unit Area     -------------------          Monthly        Annual
   Unit Type           Number of Units     (Sq. Ft.)     Per Unit     Per SF          Income         Income
-------------------------------------------------------------------------------------------------------------
Studio - Mariner             29                500         $550        $1.10          $ 15,950     $  191,400
Efficiency - Yacht           29                533         $575        $1.08          $ 16,675     $  200,100
1Br/1Ba - Regatta            93                721         $625        $0.87          $ 58,125     $  697,500
2Br/1Ba - Schooner           66                912         $695        $0.76          $ 45,870     $  550,440
2Br/2Ba - Lakeshore          21                967         $730        $0.75          $ 15,330     $  183,960
3Br/2Ba - Dockside           40              1,189         $825        $0.69          $ 33,000     $  396,000
                                                                                      -----------------------
                                                                       Total          $184,950     $2,219,400

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR 2000          FISCAL YEAR 2001        FISCAL YEAR 2002        FISCAL YEAR 2003
                             -----------------------------------------------------------------------------------------------
                                     ACTUAL                    ACTUAL                  ACTUAL            MANAGEMENT BUDGET
                             -----------------------------------------------------------------------------------------------
       DESCRIPTION              TOTAL     PER UNIT        TOTAL     PER UNIT      TOTAL     PER UNIT      TOTAL     PER UNIT
----------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income              $1,992,898   $  7,169     $2,102,208   $  7,562   $2,096,594   $  7,542   $2,092,996   $  7,529

  Vacancy                    $  113,460   $    408     $  131,994   $    475   $  161,751   $    582   $  104,648   $    376
  Credit Loss/Concessions    $   34,066   $    123     $   33,552   $    121   $   60,446   $    217   $   57,876   $    208
                             -----------------------------------------------------------------------------------------------
    Subtotal                 $  147,526   $    531     $  165,546   $    595   $  222,197   $    799   $  162,524   $    585

  Laundry Income             $   22,698   $     82     $   16,033   $     58   $   21,288   $     77   $   21,996   $     79
  Garage Revenue             $    3,951   $     14     $    1,728   $      6   $    1,636   $      6   $        0   $      0
  Other Misc. Revenue        $   98,641   $    355     $  162,926   $    586   $  162,376   $    584   $  150,540   $    542
                             -----------------------------------------------------------------------------------------------
    Subtotal Other Income    $  125,290   $    451     $  180,687   $    650   $  185,300   $    667   $  172,536   $    621
                             -----------------------------------------------------------------------------------------------
Effective Gross Income       $1,970,662   $  7,089     $2,117,349   $  7,616   $2,059,697   $  7,409   $2,103,008   $  7,565

Operating Expenses
  Taxes                      $  123,388   $    444     $  131,141   $    472   $  123,710   $    445   $  146,272   $    526
  Insurance                  $   51,222   $    184     $   77,165   $    278   $   89,292   $    321   $   75,234   $    271
  Utilities                  $  130,006   $    468     $  129,214   $    465   $  130,114   $    468   $  137,844   $    496
  Repair & Maintenance       $  200,011   $    719     $  210,102   $    756   $  221,116   $    795   $  134,022   $    482
  Cleaning                   $        0   $      0     $        0   $      0   $        0   $      0   $        0   $      0
  Landscaping                $        0   $      0     $        0   $      0   $        0   $      0   $        0   $      0
  Security                   $        0   $      0     $        0   $      0   $        0   $      0   $        0   $      0
  Marketing & Leasing        $   39,525   $    142     $   44,141   $    159   $   59,148   $    213   $   48,000   $    173
  General Administrative     $  233,231   $    839     $  233,389   $    840   $  154,452   $    556   $  258,312   $    929
  Management                 $   99,368   $    357     $  109,346   $    393   $  103,486   $    372   $  105,960   $    381
  Miscellaneous              $        0   $      0     $        0   $      0   $        0   $      0   $        0   $      0
                             -----------------------------------------------------------------------------------------------
Total Operating Expenses     $  876,751   $  3,154     $  934,498   $  3,362   $  881,318   $  3,170   $  905,644   $  3,258

  Reserves                   $        0   $      0     $        0   $      0   $        0   $      0   $        0   $      0
                             -----------------------------------------------------------------------------------------------
Net Income                   $1,093,911   $  3,935     $1,182,851   $  4,255   $1,178,379   $  4,239   $1,197,364   $  4,307
                             -----------------------------------------------------------------------------------------------

                                   ANNUALIZED 2003
                             ---------------------------------------------------------
                                     PROJECTION                AAA PROJECTION
                             ---------------------------------------------------------
       DESCRIPTION              TOTAL     PER UNIT      TOTAL     PER UNIT       %
--------------------------------------------------------------------------------------
Revenues
  Rental Income              $2,110,680   $  7,592   $2,219,400   $  7,983     100.0%

  Vacancy                    $  254,172   $    914   $  133,164   $    479       6.0%
  Credit Loss/Concessions    $  101,656   $    366   $   88,776   $    319       4.0%
                             -------------------------------------------------------
    Subtotal                 $  355,828   $  1,280   $  221,940   $    798      10.0%

  Laundry Income             $   22,228   $     80   $   22,240   $     80       1.0%
  Garage Revenue             $        0   $      0   $    1,668   $      6       0.1%
  Other Misc. Revenue        $  196,144   $    706   $  162,630   $    585       7.3%
                             -------------------------------------------------------
    Subtotal Other Income    $  218,372   $    786   $  186,538   $    671       8.4%
                             -------------------------------------------------------
Effective Gross Income       $1,973,224   $  7,098   $2,183,998   $  7,856     100.0%

Operating Expenses
  Taxes                      $  147,844   $    532   $  147,340   $    530       6.7%
  Insurance                  $   73,092   $    263   $   83,400   $    300       3.8%
  Utilities                  $  129,712   $    467   $  132,050   $    475       6.0%
  Repair & Maintenance       $  240,048   $    863   $  208,500   $    750       9.5%
  Cleaning                   $        0   $      0   $        0   $      0       0.0%
  Landscaping                $        0   $      0   $        0   $      0       0.0%
  Security                   $        0   $      0   $        0   $      0       0.0%
  Marketing & Leasing        $   40,660   $    146   $   48,650   $    175       2.2%
  General Administrative     $  206,108   $    741   $  250,200   $    900      11.5%
  Management                 $   99,148   $    357   $  109,200   $    393       5.0%
  Miscellaneous              $        0   $      0   $        0   $      0       0.0%
                             -------------------------------------------------------
Total Operating Expenses     $  936,612   $  3,369   $  979,340   $  3,523      44.8%

  Reserves                   $        0   $      0   $   69,500   $    250       7.1%
                             -------------------------------------------------------
Net Income                   $1,036,612   $  3,729   $1,135,158   $  4,083      52.0%
                             -------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                               CAPITALIZATION RATES
                ---------------------------------------------------
                       GOING-IN                    TERMINAL
                ---------------------------------------------------
                 LOW              HIGH       LOW             HIGH
-------------------------------------------------------------------
RANGE           6.00%            10.00%     7.00%            10.00%
AVERAGE                  8.14%                       8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE      OCCUP.     PRICE/UNIT   OAR
--------------------------------------------------------
   1-1        May-01        90%       $38,125     10.78%
   1-2        Sep-02        85%       $41,159      9.54%
   1-3        Jul-01        95%       $48,077     10.71%
   1-4        Oct-01        90%       $62,500      9.38%
   1-5        Aug-01        92%       $43,000      9.79%
                                      -----------------
                                      High        10.78%
                                      -----------------
                                      Low          9.38%
                                      -----------------
                                      Average     10.04%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 13.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 13.00% indicates a value of $10,900,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

approximately 35% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                          OAKWOOD VILLAGE ON LAKE NAN

               YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
           FISCAL YEAR                     1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,219,400    $2,285,982    $2,354,561    $2,425,198    $2,497,954    $2,572,893

  Vacancy                              $  133,164    $  137,159    $  141,274    $  145,512    $  149,877    $  154,374
  Credit Loss                          $   88,776    $   91,439    $   94,182    $   97,008    $   99,918    $  102,916
  Concessions                          $  166,455    $   68,579    $   11,773    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  388,395    $  297,178    $  247,229    $  242,520    $  249,795    $  257,289

  Laundry Income                       $   22,240    $   22,907    $   23,594    $   24,302    $   25,031    $   25,782
  Garage Revenue                       $    1,668    $    1,718    $    1,770    $    1,823    $    1,877    $    1,934
  Other Misc. Revenue                  $  162,630    $  167,509    $  172,534    $  177,710    $  183,041    $  188,533
                                       --------------------------------------------------------------------------------
    Subtotal Other Income              $  186,538    $  192,134    $  197,898    $  203,835    $  209,950    $  216,249
                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,017,543    $2,180,938    $2,305,231    $2,386,514    $2,458,109    $2,531,852

OPERATING EXPENSES:
  Taxes                                $  147,340    $  151,760    $  156,313    $  161,002    $  165,832    $  170,807
  Insurance                            $   83,400    $   85,902    $   88,479    $   91,133    $   93,867    $   96,683
  Utilities                            $  132,050    $  136,012    $  140,092    $  144,295    $  148,623    $  153,082
  Repair & Maintenance                 $  208,500    $  214,755    $  221,198    $  227,834    $  234,669    $  241,709
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   48,650    $   50,110    $   51,613    $   53,161    $   54,756    $   56,399
  General Administrative               $  250,200    $  257,706    $  265,437    $  273,400    $  281,602    $  290,050
  Management                           $  100,877    $  109,047    $  115,262    $  119,326    $  122,905    $  126,593
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  971,017    $1,005,291    $1,038,393    $1,070,151    $1,102,256    $1,135,323

  Reserves                             $   69,500    $   71,585    $   73,733    $   75,945    $   78,223    $   80,570
                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $  977,026    $1,104,062    $1,193,105    $1,240,418    $1,277,630    $1,315,959
=======================================================================================================================
  Operating Expense Ratio (% of EGI)         48.1%         46.1%         45.0%         44.8%         44.8%         44.8%
  Operating Expense Per Unit           $    3,493    $    3,616    $    3,735    $    3,849    $    3,965    $    4,084

               YEAR                     APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
           FISCAL YEAR                     7             8             9             10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,650,080    $2,729,582    $2,811,470    $2,895,814    $2,982,688

  Vacancy                              $  159,005    $  163,775    $  168,688    $  173,749    $  178,961
  Credit Loss                          $  106,003    $  109,183    $  112,459    $  115,833    $  119,308
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  265,008    $  272,958    $  281,147    $  289,581    $  298,269

  Laundry Income                       $   26,556    $   27,352    $   28,173    $   29,018    $   29,889
  Garage Revenue                       $    1,992    $    2,051    $    2,113    $    2,176    $    2,242
  Other Misc. Revenue                  $  194,189    $  200,014    $  206,015    $  212,195    $  218,561
                                       ------------------------------------------------------------------
    Subtotal Other Income              $  222,736    $  229,418    $  236,301    $  243,390    $  250,691
                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,607,808    $2,686,042    $2,766,623    $2,849,622    $2,935,111

OPERATING EXPENSES:
  Taxes                                $  175,932    $  181,210    $  186,646    $  192,245    $  198,013
  Insurance                            $   99,584    $  102,571    $  105,649    $  108,818    $  112,083
  Utilities                            $  157,675    $  162,405    $  167,277    $  172,295    $  177,464
  Repair & Maintenance                 $  248,960    $  256,429    $  264,122    $  272,045    $  280,207
  Cleaning                             $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   58,091    $   59,833    $   61,628    $   63,477    $   65,382
  General Administrative               $  298,752    $  307,714    $  316,946    $  326,454    $  336,248
  Management                           $  130,390    $  134,302    $  138,331    $  142,481    $  146,756
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,169,383    $1,204,465    $1,240,598    $1,277,816    $1,316,151

  Reserves                             $   82,987    $   85,476    $   88,041    $   90,682    $   93,402
                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $1,355,438    $1,396,101    $1,437,984    $1,481,124    $1,525,558
=========================================================================================================
  Operating Expense Ratio (% of EGI)         44.8%         44.8%         44.8%         44.8%         44.8%
  Operating Expense Per Unit           $    4,206    $    4,333    $    4,463    $    4,596    $    4,734

Estimated Stabilized NOI               $1,135,158    Sales Expense Rate             2.00%
Months to Stabilized                            1    Discount Rate                 13.00%
Stabilized Occupancy                         94.0%   Terminal Cap Rate             11.50%

Gross Residual Sale Price      $13,265,718           Deferred Maintenance           $          0
  Less: Sales Expense          $   265,314           Add: Excess Land               $          0
                               -----------           Other Adjustments              $          0
Net Residual Sale Price        $13,000,404                                          ------------
PV of Reversion                $ 3,829,767           Value Indicated By "DCF"       $ 10,886,229
Add: NPV of NOI                $ 7,056,462                      Rounded             $ 10,900,000
                               -----------
PV Total                       $10,886,229


                         "DCF" VALUE SENSITIVITY TABLE

                                                               DISCOUNT RATE
-------------------------------------------------------------------------------------------------------------------------------
        TOTAL VALUE                   12.50%                12.75%             13.00%                13.25%            13.50%
                   11.00%          $11,406,974           $11,231,802         $11,060,310          $10,892,408       $10,728,009
                   11.25%          $11,313,965           $11,140,835         $10,971,335          $10,805,378       $10,642,877
TERMINAL CAP RATE  11.50%          $11,225,000           $11,053,823         $10,886,229          $10,722,132       $10,561,447
                   11.75%          $11,139,821           $10,970,513         $10,804,745          $10,642,429       $10,483,482
                   12.00%          $11,058,191           $10,890,675         $10,726,656          $10,566,047       $10,408,765

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $209,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                           OAKWOOD VILLAGE ON LAKE NAN

                                                           TOTAL       PER SQ. FT.  PER UNIT    %OF EGI
-------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                          $  2,219,400     $    9.86   $   7,983

    Less: Vacancy & Collection Loss        10.00%      $    221,940     $    0.99   $     798

    Plus: Other Income
      Laundry Income                                   $     22,240     $    0.10   $      80     1.02%
      Garage Revenue                                   $      1,668     $    0.01   $       6     0.08%
      Other Misc. Revenue                              $    162,630     $    0.72   $     585     7.45%
                                                       -----------------------------------------------
          Subtotal Other Income                        $    186,538     $    0.83   $     671     8.54%

EFFECTIVE GROSS INCOME                                 $  2,183,998     $    9.70   $   7,856

OPERATING EXPENSES:
    Taxes                                              $    147,340     $    0.65   $     530     6.75%
    Insurance                                          $     83,400     $    0.37   $     300     3.82%
    Utilities                                          $    132,050     $    0.59   $     475     6.05%
    Repair & Maintenance                               $    208,500     $    0.93   $     750     9.55%
    Cleaning                                           $          0     $    0.00   $       0     0.00%
    Landscaping                                        $          0     $    0.00   $       0     0.00%
    Security                                           $          0     $    0.00   $       0     0.00%
    Marketing & Leasing                                $     48,650     $    0.22   $     175     2.23%
    General Administrative                             $    250,200     $    1.11   $     900    11.46%
    Management                              5.00%      $    109,200     $    0.49   $     393     5.00%
    Miscellaneous                                      $          0     $    0.00   $       0     0.00%

TOTAL OPERATING EXPENSES                               $    979,340     $    4.35      $3,523    44.84%

    Reserves                                           $     69,500     $    0.31   $     250     3.18%
                                                       -----------------------------------------------
NET OPERATING INCOME                                   $  1,135,158     $    5.04   $   4,083    51.98%

    "GOING IN" CAPITALIZATION RATE                     10.50%

    VALUE INDICATION                                   $ 10,811,030     $   48.03   $  38,889

    PV OF CONCESSIONS                                 ($    209,000)

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)               $ 10,602,030

                            ROUNDED                    $ 10,600,000     $   47.10   $  38,129

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED         $/UNIT          $/SF
------------------------------------------------------------------------
  9.75%        $11,433,647       $11,400,000       $41,007        $50.65
 10.00%        $11,142,581       $11,100,000       $39,928        $49.32
 10.25%        $10,865,713       $10,900,000       $39,209        $48.43
 10.50%        $10,602,030       $10,600,000       $38,129        $47.10
 10.75%        $10,350,610       $10,400,000       $37,410        $46.21
 11.00%        $10,110,619       $10,100,000       $36,331        $44.88
 11.25%        $ 9,881,294       $ 9,900,000       $35,612        $43.99

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $10,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis      $10,900,000
Direct Capitalization Method       $10,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $10,900,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                          Not Utilized
Sales Comparison Approach              $ 11,200,000
Income Approach                        $ 10,900,000
Reconciled Value                       $ 10,900,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $10,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                    [PICTURE]

           EXTERIOR                      EXTERIOR - TYPICAL APARTMENT BUILDINGS

           [PICTURE]                                    [PICTURE]

 EXTERIOR - APARTMENT BUILDING                EXTERIOR - APARTMENT BUILDING

           [PICTURE]                                    [PICTURE]

     EXTERIOR - FROM PIER                       EXTERIOR - SWIMMING POOL

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                               SUBJECT PHOTOGRAPHS

        [PICTURE]                                      [PICTURE]

     INTERIOR - MODEL                               INTERIOR - MODEL

        [PICTURE]                                      [PICTURE]

 INTERIOR - APARTMENT UNIT                     INTERIOR - APARTMENT UNIT

        [PICTURE]                                      [PICTURE]

     EXTERIOR - PIER                         INTERIOR - COMMUNITY BUILDING

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1           COMPARABLE I-2             COMPARABLE I-3
 COURTYARD AT WINTER PARK    LA ALOMA APARTMENTS      THE GLEN AT WINTER PARK
      1695 Lee Road           3040 Aloma Avenue        3651 North Goldenrod
   Winter Park, Florida     Winter Park, Florida       Winter Park, Florida

        [PICTURE]                 [PICTURE]                  [PICTURE]

      COMPARABLE I-4             COMPARABLE I-5
     KINGSTON VILLAGE      THE ASHLEY OF SPRING VALLEY
    940 Douglas Avenue        693 South Wymore Road
    Altamonte Springs,        Altamonte Springs, FL

        [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                       COMPARABLE                           COMPARABLE
    DESCRIPTION                      SUBJECT                              R - 1                                R - 2
--------------------------------------------------------------------------------------------------------------------------------
 Property Name             Oakwood Village                     Waterside                          Tealewood Parke
                           on Lake Nan
 Management Company        AIMCO                               Waterside                          Gables Residential Trust
LOCATION:
 Address                   4755 North Goldenrod Road           7950 Shoals Drive                  4704 Lucier  Court
 City, State               Winter Park,Florida                 Winter Park,  Florida              Winter Park,  Florida
 County                    Orange                              Orange                             Orange
 Proximity to subject                                          1/4 mile north east of             Across Goldenrod Road
                                                               the subject                        from subject
PHYSICAL
CHARACTERISTICS:
 Net Rentable Area (SF)    225,069                             288,845                            100,968
 Year Built                1973                                1973                               1986
 Effective Age             20                                  20                                 10
 Building Structure type   Stucco exterior walls;              Stucco exterior walls;             Siding walls; walls;
                           asphalt shingle roof                asphalt shingle roof               asphalt shingle roof
 Parking Type (Gr.,        Open                                Open                               Open
 Cov., etc.)
 Number of Units           278                                 346                                108
 Unit Mix:                     Type      Unit Qty.Mo.Rent         Type      Unit Qty.   Mo.           Type     Unit  Qty.   Mo.
                           1 Studio -     500  29   $550       2  1Br/1Ba    700 139   $605       4  2Br/2Ba-   910   52   $740
                             Mariner                                                                 Garden
                           2 Efficiency   533  29   $569       3  1Br/1Ba    700  37   $620       5  2Br/2Ba-   958   56   $775
                             - Yacht                                                                 Twnhm
                           3 1Br/1Ba -    721  93   $618       4  2Br/1Ba    925  97   $695
                             Regatta
                           4 2Br/1Ba -    912  66   $696       5  2Br/2Ba  1,040  73   $750
                             Schooner
                           5 2Br/2Ba -    967  21   $830
                             Lakeshore
                           6 3Br/2Ba -  1,189  40   $859
                             Dockside
 Average Unit Size (SF)    810                                 835                                935
 Unit Breakdown:            Efficiency  16% 2-Bedroom 42%       Efficiency 0%  2-Bedroom 49%          Efficiency 0% 2-Bedroom 100%
                            1-Bedroom   31% 3-Bedroom 10%       1-Bedroom 51%  3-Bedroom  0%          1-Bedroom  0% 3-Bedroom   0%
CONDITION:                 Good                                Average                            Good
APPEAL:                    Average                             Average                            Good
AMENITIES:
 Unit Amenities                 Attach.        Vaulted             Attach.        Vaulted            Attach.      X  Vaulted
                                Garage         Ceiling             Garage         Ceiling            Garage          Ceiling
                           X    Balcony     X  W/D             X   Balcony     X  W/D             X  Balcony      X  W/D
                                               Connect.                           Connect.                           Connect.
                                Fireplace                          Fireplace                         Fireplace
                           X    Cable                          X   Cable                          X  Cable
                                TV Ready                           TV Ready                          TV Ready
Project Amenities          X    Swimming                       X   Swimming                       X  Swimming
                                Pool                               Pool                              Pool
                                Spa/Jacuzzi X  Car Wash            Spa/Jacuzzi X  Car Wash        X  Spa/Jacuzzi  X Car Wash
                                Basketball  X  BBQ                 Basketball  X  BBQ             X  Basketball   X BBQ
                                Court          Equipment           Court          Equipment          Court          Equipment
                                Volleyball     Theater         X   Volleyball     Theater            Volleyball     Theater
                                Court          Room                Court          Room               Court          Room
                                Sand           Meeting             Sand           Meeting         X  Sand           Meeting
                                Volley Ball    Hall                Volley Ball    Hall               Volley Ball    Hall
                           X    Tennis         Secured         X   Tennis         Secured         X  Tennis         Secured
                                Court          Parking             Court          Parking            Court          Parking
                                Racquet     X  Laundry             Racquet     X  Laundry            Racquet      X Laundry
                                Ball           Room                Ball           Room               Ball           Room
                                Jogging     X  Business            Jogging        Business        X  Jogging      X Business
                                Track          Office              Track          Office             Track          Office
                           X    Gym Room    X  Picnic Area     X   Gym Room       Picnic Area     X  Gym Room       Picnic Area
                                            X  Clubhouse                          Clubhouse                       X Clubhouse
                                            X  Boat Ramp                       X  Boat Ramp                         Boat Ramp
OCCUPANCY:                 93%                                 85%                                87%
LEASING DATA:
 Available Leasing Terms   7 to 12 Months                      7 to 16  Months                    7 to 16  Months
 Concessions               1 Month Free on                     1 Month Free on Select Units       1 Month
                           Select Units                                                           Free
 Pet Deposit               $150 to $250, plus $20 per          $300                               150
                           month
 Utilities Paid by Tenant  X    Electric      Natural Gas      X   Electric     Natural Gas       X   Electric        Natural Gas
                                Water         Trash                Water        Trash                 Water           Trash
 Confirmation              May 27, 2003; Michelle              May 27, 2003;                      May 27, 2003;
                           Chapman (Community                  Leasing Agent                      Leasing Agent
 Telephone Number          (407)  678-2662                     (407) 678-2223                     (407) 679-2555
NOTES:                                                         None                               None

 COMPARISON SUBJECT                                            Slightly Inferior                  Slightly Superior

                               COMPARABLE                               COMPARABLE                             COMPARABLE
   DESCRIPTION                    R - 3                                    R - 4                               R - 5
--------------------------------------------------------------------------------------------------------------------------------
 Property Name             Emerald Bay at Winter Park          Cranes Landing                     Sun Key
 Management Company        Equity Residential                  Epoch Management                   Picerne Management Company
LOCATION:
 Address                   5 Autumn Breeze Way                 3440 Goldenrod Road                7502 Sun Key Boulevard
 City, State               Winter Park, Florida                Winter Park, Florida               Winter Park, Florida
 County                    Orange                              Orange                             Orange
 Proximity to subject      0.5 mile northwest of               0.5 mile south of                  0.5 mile northeast of
                           the subject                         the subject                        the subject
PHYSICAL
CHARACTERISTICS:

 Net Rentable Area (SF)    373,000                             239,000                            207,554
 Year Built                1972                                1990                               1986
 Effective Age             20                                  10                                 10
 Building Structure type   Block & Stucco walls;               Siding with stucco accents;        Stucco exterior walls;
                           asphalt shingle roof                tile roof                          asphalt shingle roof
 Parking Type (Gr.,        Open, Covered                       Open                               Open
 Cov., etc.)
 Number of Units           432                                 252                                592
 Unit Mix:                      Type     Unit   Qty.  Mo.          Type    Unit  Qty.   Mo.           Type    Unit   Qty.    Mo.
                           3  1Br/1Ba    765    148  $665       3 1Br/1Ba    600  32   $640        2 1Br/1Ba    600   60    $640
                           5  2Br/2Ba    881    132  $890       3 1Br/1Ba    800  56   $670        3 1Br/1Ba    750  236    $695
                           6  3Br/2Ba    944    152  $745       4 2Br/1Ba    950  44   $780        5 2Br/2Ba    900   60    $770
                                                                4 2Br/2Ba  1,050  72   $820        6 3Br/2Ba  1,030  236    $835
                                                                6 3Br/2Ba  1,200  48   $940

 Average Unit Size (SF)    863                                948                                862
 Unit Breakdown              Efficiency  0%   2-Bedroom  31%    Efficiency  0% 2-Bedroom 46%       Efficiency  0%   2-Bedroom 10%
                             1-Bedroom  34%   3-Bedroom  35%    1-Bedroom  35% 3-Bedroom 19%       1-Bedroom  50%   3-Bedroom 40%
CONDITION:                 Good                                 Average                            Average
APPEAL:                    Good                                 Good                               Good
AMENITIES:
 Unit Amenities               Attach.         Vaulted             Attach.       X Vaulted             Attach.       X Vaulted
                              Garage          Ceiling             Garage          Ceiling             Garage          Ceiling
                           X  Balcony       X W/D Connect.     X  Balcony       X W/D Connect.    X   Balcony       X W/D Connect.
                              Fireplace                           Fireplace                           Fireplace
                           X  Cable TV                         X  Cable TV                        X   Cable
                              Ready                               Ready                               TV Ready
 Project Amenities         X  Swimming Pool                    X  Swimming Pool                   X   Swimming Pool
                           X  Spa/Jacuzzi   X Car Wash         X  Spa/Jacuzzi   X Car Wash            Spa/Jacuzzi  X Car Wash
                           X  Basketball    X BBQ              X  Basketball    X BBQ                 Basketball     BBQ
                              Court           Equipment           Court           Equipment           Court          Equipment
                              Volleyball      Theater             Volleyball      Theater             Volleyball     Theater
                              Court           Room                Court           Room                Court          Room
                           X  Sand            Meeting             Sand            Meeting             Sand           Meeting
                              Volley Ball     Hall                Volley Ball     Hall                Volley Ball    Hall
                           X  Tennis          Secured             Tennis          Secured         X   Tennis         Secured
                              Court           Parking             Court           Parking             Court          Parking
                              Racquet       X Laundry             Racquet       X Laundry             Racquet      X Laundry Room
                              Ball            Room                Ball            Room                Ball
                              Jogging         Business         X  Jogging         Business            Jogging        Business
                              Track           Office              Track           Office              Track          Office
                           X  Gym Room        Picnic Area      X  Gym Room        Picnic Area     X   Gym Room       Picnic Area
                                              Clubhouse                         X Clubhouse                          Clubhouse
                                              Boat Ramp                           Boat Ramp                          Boat Ramp
OCCUPANCY:                 89%                                 94%                                94%
LEASING DATA:
 Available Leasing Terms   7 to 13  Months                     7 to 12  Months                    6 to 15  Months
 Concessions               $80 off 1Br, $96 off 2Br,           None                               1 Month Free
                           $116 off 3Br
 Pet Deposit               $200                                $100                               $250
 Utilities Paid by Tenant  X  Electric     Natural  Gas        X  Electric      Natural Gas       X   Electric     Natural Gas
                              Water        Trash                  Water         Trash                 Water        Trash
 Confirmation              May 27, 2003; Leasing Agent         May 28, 2003;Property Manager      May 28, 2003; Leasing Agent
 Telephone Number          (407)671-7722                       (407)671-5585                      (407)677-8884
NOTES:                     None                                None                               None

 COMPARISON TO SUBJECT     Slightly Inferior                   Superior                           Slightly Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1             COMPARABLE R-2                COMPARABLE R-3
     WATERSIDE                TEALEWOOD PARKE         EMERALD BAY AT WINTER PARK
  7950 Shoals Drive          4704 Lucier Court           5 Autumn Breeze Way
Winter Park, Florida        Winter Park, Florida        Winter Park, Florida

     [PICTURE]                   [PICTURE]                    [PICTURE]

   COMPARABLE R-4             COMPARABLE R-5
   CRANES LANDING                SUN KEY
3440 Goldenrod Road       7502 Sun Key Boulevard
Winter Park, Florida        Winter Park, Florida

    [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally did not inspect the subject property. Michael L. Kersten provided significant real property appraisal assistance in the preparation of this report.

                                                  -s- Alice MacQueen
                                                  ------------------------
                                                    Alice MacQueen
                                          Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                                      #RZ0002202

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                                 ALICE MACQUEEN
                 VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Ms. MacQueen specializes in the appraisal of
                           investment real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                           She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                           In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                           Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

  Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION                  Realtors Institute of Virginia
                           Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser, #30987

                           State of Florida, Certified General Appraiser, #RZ0002202

                           State of Georgia, Certified General Real Property Appraiser, #239776

                           State of Minnesota, Certified General Real Property Appraiser, #AP-20144872

                           State of New Mexico, General Certified Appraiser, #001626-G

                           State of Utah, State Certified General Appraiser, #CG00057001

PROFESSIONAL               American Society of Appraisers, Candidate
 AFFILIATIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
OAKWOOD VILLAGE ON LAKE NAN, WINTER PARK, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.